ABLEAUCTIONS.COM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007

ABLEAUCTIONS.COM, INC.

CONSOLIDATED BALANCE SHEET

	MARCH 31	DECEMBER 31
	2007	2006
ASSETS
Current
Cash and cash equivalents
Accounts receivable – trade, net of allowance	$ 1,260,583	$ 1,004,558
Loans receivable (Note 2)	1,311,654	1,436,764
Inventory	4,877,066	4,092,852
Prepaid expenses	972,526	860,643
Notes receivable	220,598	47,849
	-	1,931
	8,642,427	7,444,597
Other receivable	100,896	99,961
Intangible Assets (Note 5)	419,700	430,534
Property and Equipment	2,863,845	2,857,322
Property Held for Development (Note 4)	1,561,842	1,455,031
Investment in Joint Venture (Note 6)	1,254,658	1,237,269

	$ 14,843,368	$ 13,524,714

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 71,037	$ 85,788
Deferred revenue	40,490	-
Bank loan (Note 8)	1,702,529	548,694
	1,814,056	634,482

STOCKHOLDERS’ EQUITY

Capital Stock
Authorized:
100,000,000 common shares with a par value of $0.001
Issued and outstanding:
62,406,834 common shares at March 31, 2007
62,406,834 common shares at December 31, 2006	62,406	62,406
Additional paid-in capital	37,332,343	37,319,119

Deficit	(24,667,599)	(24,687,597)
Accumulated Other Comprehensive Income	302,162	196,304
	13,029,312	12,890,232
Contingent Liabilities (Note 7)
	$ 14,843,368	$ 13,524,714

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	THREE MONTHS ENDED
	MARCH 31
	2007	2006
Revenues
Sales	$ 1,014,911	$ 2,039,152

Cost Of Revenues	540,091	1,329,766
Gross Profit	474,820	709,386

Expenses
Operating expenses (Note 11)	534,514	689,069
Depreciation and amortization	39,382	45,593
	573,896	734,662
Loss Before Other Items	(99,076)	(25,276)

Other Items
Investment income	113,343	139,455
Share of income of joint venture (Note 6)	5,731	-
Gain on sale of property held for development	-	26,131
	119,074	165,586

Income From Continuing Operations	19,998	140,310

Income For The Period	19,998	$140,310

Basic And Diluted Income Per Share
Income from continuing operations	$ 0.000	$ 0.002
Income for the period	$ 0.000	$ 0.002

Weighted Average Number Of Shares Outstanding	62,406,834	62,406,834

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	THREE MONTHS ENDED
	MARCH 31
	2007	2006

Cash Flows From Operating Activities
Income for the period from continuing operations	$ 19,998	$ 140,310
Non-cash items included in net income (loss):
Depreciation and amortization	39,382	45,593
Stock-based compensation	13,224
Joint Venture Share of Income	(5,731)	-
Gain on sale of property held for development	-	(26,131)
	66,873	159,772
Changes in operating working capital items:
(Increase) Decrease in accounts receivable	125,110	14,355
(Increase) Decrease in inventory	(111,883)	248,870
(Increase) Decrease in prepaid expenses	(172,749)	149,985
Increase (Decrease) accounts payable and accrued liabilities	(14,751)	88,637
Increase in deferred revenue	40,490	14,216
Net cash used in operating activities	(66,910)	675,835
Cash Flows From Investing Activities
Purchase of property and equipment, net	(35,071)	(3,174)
Purchase of property held for development	(106,811)
Proceeds from sale of property held for development, net		322,134
Sale of marketable securities		1,586,866
Loan advances	(1,268,838)	(936,355)
Loan repayment	484,624
Investment in intangible assets		(24,059)
Investment in joint venture	(11,658)	-
Other receivables	(935)	-
Note receivable	1,931	1,957
Net cash used in investing activities	(936,758)	947,369

Cash Flows From Financing Activities
Proceed from Bank Loan	1,706,217	-
Repayment of Bank Loan	(552,382)	(1,395,349)
Net cash from financing activities	1,153,835	(1,395,349)

Change In Cash And Cash Equivalents For The Period	150,167	227,854
Net Cash Used In Discontinued Operation
Cash And Cash Equivalents, Beginning Of Period	1,004,558	955,554
Effect Of Exchange Rates On Cash	105,858	(58,933)

Cash And Cash Equivalents, End Of Period	1,260,583	$1,124,476

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007

(Unaudited)

1.

BUSINESS AND BASIS OF ORGANIZATION

Ableauctions.com, Inc. (the 'Company') was organized on September 30, 1996, under the laws of the State of Florida, as J.B. Financial Services, Inc.  On July 19, 1999, an Article of Amendment was filed with the State of Florida for the change of the Company's name from J.B. Financial Services, Inc. to Ableauctions.com, Inc.

The Company provides services to businesses to assist with managing merchandise.  Through its subsidiary, Unlimited Closeouts, Inc., it provides liquidation services to businesses with overstock.  Through its subsidiary ICollector.com Technologies Ltd., it provides auction broadcast technology and facilitator services that allow businesses to take advantage of the on-line auction marketplace.  Through its subsidiary, Rapidfusion Technologies, Inc., it develops and sells point-of-sale software.  Through Ableauctions.com Inc., it manages an investment portfolio.  Through Axion Investment Corp. (“Axion”), it manages various types of investments.  Through Gruv Development Corporation and 0716590 B.C. Ltd., it engages in real estate development.

The Company's operating subsidiaries are:

Ableauctions.com (Washington) Inc., a U.S. based auction business.

Rapidfusion Technologies Inc., a Canadian based Internet auction business.

Icollector.Com Technologies Ltd., a Canadian based Internet auction facility.

Jarvis Industries Ltd., a Canadian based liquidation business

ICollector International, Ltd., a U.S. based Internet auction business

Unlimited Closeouts, Inc., a U.S. based liquidation business.

Axion Investment Corp., a Canadian based investment business.

Itrustee.Com International, Ltd. a U.S. based liquidation business.

0716590 B.C.

Ltd., a Canadian based real estate holding company

Gruv Development Corporation, a Canadian based real estate development company

AAC Holdings Ltd., a Canadian-based holding company (incorporated April 24, 2007)

The unaudited consolidated financial statements of the Company at March 31, 2007 include the accounts of the Company and its wholly-owned subsidiaries, and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim statements under the rules and regulations of the Securities and Exchange Commission (“SEC”).  Accounting policies used in fiscal 2007 are consistent with those used in fiscal 2006.  The results of operations for the three month period ended March 31, 2007 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2007.  These interim financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2006 and the notes thereto included in the Company’s Form 10KSB filed with the SEC on March 31, 2007.  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007

(Unaudited)

2.

LOANS RECEIVABLE

	March 31, 2007	December 31, 2006

i) Loan advanced on October 15, 2005 in the amount of $115,000 CAN, bears interest at 10% per annum (receivable at $1,045 CAN per month), with the principal due for repayment on October 15, 2006, and secured by a mortgage on the property of the borrower.  The loan was subsequently renewed under the same terms and is due for repayment on October 14, 2007.

	$ 99,602	$ 98,679

ii) Loan advanced on October 17, 2005 in the amount of $2,200,000 CAN, bears interest at 9.75% per annum (receivable at $17,875 CAN per month), with the principal due for repayment on October 17, 2006, and secured by a mortgage on the property of the borrower and personal guarantees. The loan was not repaid on the due date and and the property was put in foreclosure. Management believes that the proceeds to be realized from the sale of property will exceed the loan amount.	1,905,422	1,887,763

iii) Loan advanced in the amount of $230,000 CAN, bears interest at 10% per annum (receivable at $1,917 CAN per month), with the principal due for repayment on April 4, 2007. The loan was subsequently renewed under the same terms and is due for repayment on Jan 1, 2008. The loan is secured by a mortgage on the property of the borrower and a General Security Agreement.	199,203	197,357

iv) Loan advanced in the amount of $55,000 CAN, bears interest at 10% per annum (receivable at $458 CAN per month), with the principal due for repayment on February 9, 2008, and secured by a mortgage on the property of the borrower and a personal guarantee of the borrower.	47,636	47,194

v) Loan advanced in the amount of $603,750 CAN, bears interest at 11% per annum (receivable at $5,534 CAN per month), with the principal due for repayment on April 22, 2007, and secured by a mortgage on the property of the borrower. The loan was repaid on February 22, 2007.	-	518,062

vi) Loan advanced in the amount of $237,000 CAN, bears interest at 11% per annum (receivable at $1,975 CAN per month), with the principal due for repayment on May 27, 2007, and secured by a mortgage on the property of the borrower.	205,266	203,364

vii) Loan advanced in the amount of $179,060 CAN, bears interest at 11% per annum (receivable at $1,492 CAN per month), with the principal due for repayment on May 1, 2008, and secured by a mortgage on the property of the borrower.	155,084	153,647

viii) Loan advanced in the amount of $1,150,000 CAN, bears interest at 10.5% per annum (receivable at $10,063 CAN per month), with the principal due for repayment on October 13, 2007 and secured by a mortgage on the property of the borrower and personal guarantees of the shareholders of the borrower.	996,016	986,786

ix) Loan advanced in the amount of $140,000 CAN, bears interest at 15% per annum (receivable at $1,750 CAN per month), with the principal due for repayment on February 28, 2008, and secured by a mortgage on the property of the borrower.	121,254	-

x) Loan advanced in the amount of $200,000 CAN, bears interest at 15% per annum (receivable at $2,500 CAN per month), with the principal due for repayment on February 28, 2008, and secured by a mortgage on the property of the borrower.	173,220	-
xi) Loan advanced in the amount of $1,125,000 CAN, bears interest at 12% per annum (receivable at $11,500 CAN per month), with the principal due for repayment on February 15, 2008 and secured by a mortgage on the property of the borrower and personal guarantees of the shareholders of the borrower.	974,363	-

	$ 4,877,066	$ 4,092,852

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007

(Unaudited)

3.   RELATED PARTY TRANSACTIONS

a)

During the three month period ended March 31, 2007, the Company incurred $39,000 (2006: $38,973) in management fees to a director of the Company.

b)

During the three month period ended March 31, 2007, the Company incurred rent expense of $ 7,200 (2006: $ Nil) to a private company owned by the wife of the Company’s president.

4.   PROPERTY HELD FOR DEVELOPMENT

a)

On May 4, 2005, the Company, through its wholly owned subsidiary 0723074 B.C. Ltd., purchased a single dwelling house for the purpose of rental income located at 1880 Coleman Avenue in Coquitlam, British Columbia.  The purchase price was $242,411 and was paid in cash.

b)

On March 2, 2006, the Company, through its wholly owned subsidiary, 072304 B.C. Ltd., completed the sale of residential real estate located at 1880 Coleman Avenue in Coquitlam, British Columbia.  The sale price of the property was $388,608 cash. The sale price was negotiated between the Company and the buyers, Michael and Agnes Piotrowski. Mr. Piotrowski is employed by the Company.

During the period of the Company's ownership of the property, it invested approximately $25,000 in improvements.  In consideration of the purchase, the Company agreed to provide an additional $61,824 to the Purchaser to complete the improvements.  The Company also advanced a loan to the buyers in the amount of $55,000 (CAN) for a term of 1 year, bearing an interest rate of 10% per annum.  Interest is receivable monthly, with the principal due for repayment on February 9, 2008.  The loan is secured by the personal guarantee of the borrowers and a second mortgage on the property.

c)

On August 3, 2005, the Company entered into a Contract of Purchase and Sale (the “Agreement”) for property located at 9655 King George Highway, Surrey, British Columbia V3T 2V3 (the “Property”).  The Agreement was subject to the Company’s satisfactory investigation of the development potential of the Property.  This investigation was completed on August 9, 2005, at which time the Company released to the seller, Imara Venture Ltd. (the “Seller”), a down payment of $41,195 to be credited against a total purchase price of $1,270,000.  The remaining balance was paid in cash on August 15, 2005.  The purchase price was negotiated between the Company and the Seller, who are not related to each other.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007

(Unaudited)

5.

INTANGIBLE ASSETS

On June 1, 2005, the Company made a cash payment in the amount of $100,000 to an unrelated third party as consideration for exclusive rights relating to that party’s auction services.  The cost is amortized on a straight-line basis over ten years.

During the 2007 and 2006 periods, the Company incurred development costs to enhance the current on-line auction technology.  These costs include fees paid to programmers to develop the systems, software and processes related to the enhancement.  The Company expects the final stage will be completed in July 2007, at which time they will start to amortize the costs over the estimated useful life of the technology.

6.

INVESTMENT IN JOINT VENTURE

On July 14, 2006 Axion Investment Corp. (“Axion”), a wholly-owned subsidiary of the Company, entered into a Joint Venture Agreement (the “Agreement”) with two unrelated parties to form a joint venture for the purpose of purchasing two vacant lots located in Langley, B.C. for development (the “Project”).  On July 28, 2006, Axion entered into a supplemental agreement with these two parties in respect to an arrangement for a bank loan to fund the purchase price and related expenses of acquiring the properties in the Project.

Pursuant to the Agreement, a new company was to be formed to develop the Project.  The new company, Township Holdings Ltd. (“THL”), has been formed and is jointly owned by the venturers.  All expenses incurred and all profits earned by THL in conjunction with the Project are to be allocated in equal shares among Axion and the two unrelated parties.  The initial deposit was provided by Axion and 449991 BC Ltd.  The total purchase price of the property to be developed was $3,096,172.  During the 2006 year, Axion paid its share of the investment in the amount of $1,290,072.

Pursuant to the agreement of July 28, 2006, Axion is to advance a loan to one of the unrelated parties to pay for its portion of the purchase price.  During the 2006 year, Axion advanced a loan in the amount of $516,028 to two shareholders of this party for a one year term, bearing interest rate at 10% per annum.  The loan was repaid during the 2006 year.

7.

CONTINGENT LIABILITIES

a)

The Company is ordinarily involved in claims and lawsuits which arise in the normal course of business.  Except as disclosed below, in management’s opinion none of these claims will have a significant effect on the Company’s financial condition.

b)

The Company is a defendant in several legal actions commenced by certain trade creditors of one of its wholly-owned US subsidiaries.  The ultimate liability, if any, arising from this action is not expected to exceed $20,000 and will be recorded at the time of that determination, if necessary

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007

(Unaudited)

c)

Ableauctions.com Inc. is acting as a trustee for certain employees’ investment accounts. The Company is responsible for any losses, but share on an equal basis any gains. The principal amount of the fund at March 31, 2007 is $114,671.

8.

BANK LOAN

On October 11, 2006, the Company arranged for a credit facility in the amount of $1,785,714 ($2,000,000 CAN) (the “Credit Facility”) from the Royal Bank of Canada (the “Bank”).  The Credit Facility bore interest at the prime rate as announced by the Bank, plus 0.50% per year.  Blended payments of interest and principal in the amount of $14,914 CAN are due each month.  Principal is due to be paid in full on the last day of a two to five year term chosen by the Company on the date of a draw down.  Repayment of the Credit Facility is secured by a mortgage, which includes an assignment of rents, against the property where the Company’s head office is located and a guarantee and postponement of claim signed by the Company in favor of the Bank. As of March 31, 2007, the amount of the loan was $1,702,529.

9.

STOCK BASED COMPENSATION

During the 2007 period, the Company issued options to consultants to acquire 250,000 common shares of the Company at an exercise price of $0.30 per share, exercisable for a period of 2 years.  The estimated fair value of these options, totalling $10,000 is recognized in the statement of operations.

10.

SUBSEQUENT EVENTS

a)

On April 9, 2007, the President and director of the Company entered into a Securities Purchase Agreement with the Company pursuant to which he purchased units consisting of one share of common stock and a warrant to purchase three shares of common stock, at a price of $0.20 per unit.  The President purchased a total of 2,941,175 units, representing 2,941,175 shares of common stock and warrants to purchase additional 8,823,525 shares, for a total purchase price of $588,235.  The warrants have an exercise price of $0.20, a term of 10 years and will expire, if not exercised, on April 9, 2017.

b)

The Company, through Axion, intends to develop vacant land consisting of approximately 1.46 acres that is zoned for mixed commercial and residential use located in Surrey, British Columbia.  The Company acquired this property in August 2005 for $1,270,000.  The Company intends to develop the property by improving it with a retail facility of approximately 4,300 square feet and with a residential complex of approximately 80,000 square feet which will consist of 111 condominiums (the “Development”).   The Company estimates that the cost of the proposed Development will be $15.9 million, which includes the cost of the land.  The Company’s wholly-owned subsidiary, Gruv Development Corporation (formerly known as 0723074 B.C. Ltd.), will develop this project.

On March 16, 2007, the Company filed a disclosure statement with the Superintendent of Real Estate under the Real Estate Development Marketing Act of British Columbia to pre-sell the units.  The Company engaged the services of Platinum Project

Marketing Group and Macdonald Realty Ltd. to market the strata lots and, by May 9, 2007, the Company had entered into agreements to pre-sell 100% of the condominiums prior to construction.

As of March 31, 2007, the Company’s equity in the project, including land value of $1,371,580 was approximately $1.5 million.  In developing this property, the Company expects to inject an additional $2 million into the project within the next 90 days.  The estimated date of the confirmation of a credit facility from the Royal Bank of Canada is May 20, 2007.  The estimated date for issuance of the building permit from the City of Surrey is August 15, 2007.  The estimated date of commencement of construction will be August 15, 2007 and the date of completion approximately March 15, 2009.

If the Development is suspended for any reason, including but not limited to the Company’s inability to obtain financing or permits, the Company will not be able to recover all of its expenses.  There can be no assurance that the development will be successful or that developing the property in this manner will increase, or even maintain, its value.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007

(Unaudited)

11.  OPERATING EXPENSES

	THREE MONTHS ENDED MARCH 31
	2007	2006
Operating Expenses
Accounting and legal	$ 4,805	$ 70,907
Advertising and promotion	13,444	20,318
Automobile	596	1,246
Bad Debt	1,920	(21,654)
Commission	101,921	316,751
Interest	15,051	17,674
Insurance	11,631	4,175
Investor relations and shareholder information	17,531	-
Management fees	39,000	38,973
Office and administration	25,664	27,375
Rent and utilities	17,892	7,796
Repairs and maintenance	13,133	1,033
Salaries and benefits	231,213	154,457
Telephone	10,438	11,117
Travel	5,673	23,844
Website maintenance	24,602	15,057

Total Operating Expenses	$ 534,514	$ 689,069